Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

THE PHOENIX COMPANIES, INC.

and

VIRTUS INVESTMENT PARTNERS, INC.

Dated             , 2008

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is entered into             , 2008, by and between The Phoenix Companies, Inc., a Delaware corporation (“PNX”), and Virtus Investment Partners, Inc., a Delaware corporation (“Spinco”) (each a “Party” and together the “Parties”), to be effective as of the Distribution Date.

RECITALS

WHEREAS, PNX, acting through its direct and indirect subsidiaries, currently conducts several businesses in the life and annuity and asset management industries;

WHEREAS, the Board of Directors of PNX has determined that it is appropriate, desirable and in the best interests of PNX and its shareholders to separate PNX into two separate, independent, publicly traded companies by creating Spinco and distributing a portion of PNX’s asset management business to Spinco. The remainder of the PNX businesses will continue to be owned and conducted, directly or indirectly, by PNX;

WHEREAS, to effectuate the distribution, the Parties entered into that certain Separation Agreement, Plan of Reorganization and Distribution dated as of             , 2008 herewith (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, PNX and Spinco have agreed to enter into this Agreement for the purpose of allocating between and among them assets, liabilities and responsibilities with respect to employee compensation and benefit plans and arrangements;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement. The following terms shall have the following meanings:

“Adjusted PNX Performance-Vested RSU” shall have the meaning assigned thereto in Section 5.3(a) of this Agreement.

“Adjusted Spinco Performance-Vested RSU” shall have the meaning assigned thereto in Section 5.3(b) of this Agreement.

“Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

“Benefit Plan” means, with respect to an entity, each plan, program, policy, on-going arrangement, agreement, payroll practice, contract, trust, insurance policy or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, performance units, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-person life insurance or other employee benefit plan, program, arrangement, agreement or commitment that covers employees, including any “employee benefit plan” (as defined in ERISA Section 3(3)) sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, together with all regulations and other regulatory and legislative guidance in effect thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, including any proposed, temporary or final regulation and other regulatory guidance in force under that provision.

“Distribution” means the distribution to the holders of PNX Common Stock of all of the outstanding shares of Spinco Common Stock.

“Distribution Date” means the date upon which the Distribution shall be effective.

“DOL” means the United States Department of Labor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including any proposed, temporary or final regulation and other regulatory guidance in force under that provision.

“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” means the United States Internal Revenue Service.

“Parties” shall have the meaning assigned thereto in the preamble to this Agreement.

“PNX” shall have the meaning assigned thereto in the preamble to this Agreement.

“PNX 401(k) Plan” means the The Phoenix Companies, Inc. Savings and Investment Plan.

“PNX Annual Incentive Plan” means The Phoenix Companies, Inc. Performance Incentive Plan, comprised of the Corporate Component and the Investment Component.

“PNX Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the PNX Group as such Group is constituted on or after the Distribution Date.

“PNX Common Stock” means the outstanding shares of common stock, $0.01 par value, of PNX.

“PNX Conversion Ratio” means the PNX Final Price divided by the settlement price of the first market trade of PNX Common Stock immediately following the Distribution, in each case as reported on the New York Stock Exchange.

“PNX Employee” means any individual who, at the relevant time, is employed by or will be employed by PNX or any member of the PNX Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).

“PNX ESPP” means The Phoenix Companies, Inc. Employee Stock Purchase Plan.

“PNX Excess Investment Plan” shall have the meaning assigned thereto in Section 3.2(a) of this Agreement.

“PNX Final Price” means the closing price of PNX Common Stock immediately prior to the Distribution as reported on the New York Stock Exchange.

“PNX Health and Dependent Care Reimbursement Plans” means The Phoenix Companies, Inc. Health Care Reimbursement Plan and The Phoenix Companies, Inc. Dependent Care Reimbursement Plan.

“PNX Option” means an option to purchase shares of PNX Common Stock granted pursuant to one of the PNX Stock Plans.

“PNX Participant” means any individual who, following the Distribution Date, is (i) a PNX Employee, (ii) a former PNX Employee who is not a Spinco Employee, or (iii) a beneficiary, dependent or alternate payee of any of the foregoing.

“PNX Performance-Vested RSU” means a unit granted by PNX or one of its Affiliates pursuant to one of the PNX Stock Plans representing a general unsecured promise by PNX or one of its Affiliates to deliver a share of PNX Common Stock (or the cash equivalent) upon the satisfaction of one or more performance-based requirements.

“PNX Retiree Medical Coverage” shall have the meaning assigned thereto in Section 4.3 of this Agreement.

“PNX Service Programs/Policies” means, collectively, the PNX vacation program, short-term disability program and other PNX programs and policies to the extent eligibility for or the level of benefits thereunder depends on length of service.

“PNX Service-Vested RSU” means a unit granted by PNX or one of its Affiliates pursuant to one of the PNX Stock Plans representing a general unsecured promise by PNX or one of its Affiliates to deliver a share of PNX Common Stock (or the cash equivalent) upon the satisfaction of time-based vesting requirements.

“PNX Stock Plans” means, collectively, The Phoenix Companies, Inc. Stock Incentive Plan, The Phoenix Companies, Inc. Directors Stock Plan, The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and any other stock option or stock incentive compensation plan or arrangement maintained before the Distribution Date for employees, officers, or non-employee directors of PNX or its Affiliates, as amended.

“PNX Welfare Plan” means The Phoenix Companies, Inc. Welfare Benefit Plan.

“Separation Agreement” shall have the meaning assigned thereto in the recitals to this Agreement.

“Spinco” shall have the meaning assigned thereto in the preamble to this Agreement.

“Spinco 401(k) Plan” shall have the meaning assigned thereto in Section 3.1(a) of this Agreement.

“Spinco Annual Incentive Plan” means the Virtus Performance Incentive Plan, comprised of the Corporate Component and the Investment Component.

“Spinco Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Spinco Group as such Group is constituted on or after the Distribution Date.

“Spinco Common Stock” means the outstanding shares of common stock, $0.01 par value, of Spinco.

“Spinco Conversion Ratio” means the PNX Final Price divided by the Spinco Initial Price.

“Spinco Employee” means any individual who, as of the Effective Time, is employed by or will be employed by Spinco or any member of the Spinco Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).

“Spinco Excess Investment Plan” shall have the meaning assigned thereto in Section 3.2(b) of this Agreement.

“Spinco Health and Dependent Care Reimbursement Plans” means the Virtus Health Care Reimbursement Plan and the Virtus Dependent Care Reimbursement Plan.

“Spinco Initial Price” means the settlement price of the first market trade of Spinco Common Stock immediately following the Distribution as reported on NASDAQ.

“Spinco Option” shall have the meaning assigned thereto in Section 5.1(a) of this Agreement.

“Spinco Participant” means any individual who, following the Distribution Date, is a Spinco Employee or a beneficiary, dependent or alternate payee of a Spinco Employee.

“Spinco Service Programs/Policies” means, collectively, the Virtus vacation program, short-term disability program and other Virtus programs and policies to the extent eligibility for or the level of benefits thereunder depends on length of service.

“Spinco Service-Vested RSU” shall have the meaning assigned thereto in Section 5.2(a) of this Agreement.

“Spinco Stock Plan” means the Virtus Omnibus Incentive and Equity Plan.

“Spinco Welfare Plan” means the Virtus Welfare Benefit Plan.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE 2

GENERAL PRINCIPLES

Section 2.1 Transfer of Employees. For the avoidance of doubt, effective as of the Distribution Date, only those PNX Employees associated with the Spinco business who are actively at work, including those Employees on vacation, on such date shall terminate with PNX and be transferred to Spinco. PNX Employees associated with the Spinco business who are on an approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short-term or long-term disability leave, leave under the Family Medical Leave Act and other approved leave) as of the Distribution Date shall not terminate with PNX and become Spinco Employees unless and until they return to work or are able to return to work. Such termination or transfer shall not be treated as a separation from service for purposes of any PNX Benefit Plan or agreement (or any benefit thereunder) which is subject to the provisions of Section 409A of the Code. Any PNX Employee associated with the Spinco business who does not timely return to work following an approved leave of absence that began prior to the Distribution Date shall be terminated by PNX or the PNX Group and any Liabilities associated with such termination shall be the responsibility of Spinco or the Spinco Group, including, but not limited to, the Liabilities set forth in Section 6.3.

Section 2.2 Assumption and Retention of Liabilities.

(a) As of the Effective Time, except as otherwise expressly provided for in this Agreement or any other agreement by and between the Parties and/or their Affiliates, PNX shall, or shall cause one or more members of the PNX Group to, retain and PNX hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all PNX Benefit Plans; and (ii) any other Liabilities or obligations expressly assigned to PNX or any of its Affiliates under this Agreement.

(b) As of the Effective Time, except as otherwise expressly provided for in this Agreement, or any other agreement by and between the Parties and/or their Affiliates, Spinco shall, or shall cause one or more members of the Spinco Group to, assume sponsorship of the Spinco Benefit Plans and retain or assume and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all Spinco Benefit Plans; and (ii) any other Liabilities or obligations expressly assigned to Spinco or any of its Affiliates under this Agreement.

(c) From time to time after the Distribution Date, Spinco shall promptly reimburse PNX, upon PNX’s reasonable request and the presentation by PNX of such substantiating documentation as Spinco shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by PNX or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of Spinco or any of its Affiliates. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by PNX not later than the first anniversary of the Distribution Date, unless the obligations and Liabilities extend beyond the first anniversary.

(d) From time to time after the Distribution Date, PNX shall promptly reimburse Spinco, upon Spinco’s reasonable request and the presentation by Spinco of such substantiating documentation as PNX shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Spinco or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of PNX or any of its Affiliates. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Spinco not later than the first anniversary of the Distribution Date, unless the obligations and Liabilities extend beyond the first anniversary.

Section 2.3 Spinco Employee Participation in PNX Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective on or before the Distribution Date each Spinco Employee and any other Spinco service provider (including any individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Spinco Group) shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights as an active participant under any PNX Benefit Plan.

Section 2.4 Service Credit. Spinco (acting directly or through its Affiliates) shall cause the Spinco Service Programs/Policies to provide each PNX Employee who becomes a

Spinco Employee credit for purposes of eligibility, vesting, determination of benefit levels, and, to the extent applicable, benefit accruals under the Spinco Service Programs/Policies for such Spinco Employee’s service with any member of the PNX Group to the same extent such service was recognized by the applicable PNX Service Programs/Policies; provided that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 2.5 Approval of Spinco Plans by PNX as Majority Shareholder. Effective as of the Distribution Date, Spinco shall adopt a Spinco plan which will permit the issuance of cash and equity awards. The Spinco Stock Plan shall be approved prior to the Distribution Date by PNX as Spinco’s sole shareholder.

ARTICLE 3

RETIREMENT PLANS

Section 3.1 PNX and Spinco 401(k) Plans.

(a) Spinco 401(k) Plan. Effective on or before the Distribution Date, Spinco will have a defined contribution retirement plan and trust for the benefit of Spinco Participants (the “Spinco 401(k) Plan”). Spinco shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Spinco 401(k) Plan so that it is qualified under Code Section 401(a) and the trust thereunder is exempt under Code Section 501(a). Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Spinco 401(k) Plan.

(b) Transfer of PNX 401(k) Plan Assets. Within a reasonable period of time on or before the Distribution Date, PNX shall cause the accounts (including any outstanding loan balances and any qualified domestic relations orders (“QDROs”)) in the PNX 401(k) Plan attributable to Spinco Participants who are employed by Spinco as of the transfer date and all of the assets in the PNX 401(k) Plan trust related thereto to be transferred (based on the investments, including PNX Common Stock, in place on or as soon as administratively practicable before the transfer date) to the Spinco 401(k) Plan, and Spinco shall cause the Spinco 401(k) Plan and trust to accept such transfer of accounts and underlying assets, loans and QDROs and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all obligations of the PNX 401(k) Plan relating to the accounts of Spinco Participants as of the transfer date, to the extent the assets, liabilities, loans and QDROs related to those accounts are actually transferred from the PNX 401(k) Plan to the Spinco 401(k) Plan and the Spinco 401(k) Plan shall satisfy all protected benefit requirements under the Code, ERISA and applicable law with respect to the transferred accounts. The transfer of assets shall be conducted in accordance with Code Section 414(l), Treasury Regulation Section 1.414(1)-1, and ERISA Section 208. When the accounts and underlying assets have been (i) transferred from the PNX 401(k) Plan to the Spinco 401(k) Plan and (ii) the Parties have reviewed and approved the transaction, which review and approval shall not be unreasonably withheld or delayed, the PNX 401(k) Plan shall be relieved of any responsibility and liability for the transferred accounts and amounts. The PNX 401(k)

Plan accounts of individuals who become Spinco Participants after the Spinco 401(k) Plan is established that are not transferred to the Spinco 401(k) Plan pursuant to the procedure described above shall be governed by the terms of the PNX 401(k) Plan.

(c) Continuation of Elections. The Spinco 401(k) Plan will recognize and maintain PNX 401(k) Plan elections or designations, including participant deferral elections (to the extent possible), investment elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Spinco Participants, to the extent such elections or designations are available under the Spinco 401(k) Plan and continued pursuant to procedures adopted under the Spinco 401(k) Plan. With respect to Spinco Participant elections to invest in PNX Common Stock, the Spinco 401(k) Plan will invest new deferral amounts covered by such elections in the appropriate default fund under the Spinco 401(k) Plan and Spinco Participants may change the investment of such amounts in accordance with Spinco 401(k) Plan procedures. The PNX Common Stock investment alternative shall remain available under the Spinco 401(k) Plan for sale purposes only for up to one year (subject to further determination by the Spinco 401(k) Plan fiduciaries in their sole discretion) only with respect to accounts transferred from the PNX 401(k) Plan as described in paragraph (b) above and only to the extent that such accounts are invested in PNX Common Stock at the time of the transfer. The Spinco Stock Fund under the PNX 401(k) Plan will accept the Spinco dividend on the Distribution Date; the Spinco Stock Fund under the Spinco 401(k) Plan will only be available for additional purchases if and when activated by the Trustee in its sole discretion. Between the time when the assets are transferred from the PNX 401(k) Plan to the Spinco 401(k) Plan and the Spinco Stock Fund is activated, if at all, Participants may only sell Spinco shares, if possible.

(d) Contributions through the Distribution Date. All contributions, including employer matching contributions, payable to the PNX 401(k) Plan through the Distribution Date with respect to employee deferrals and contributions for PNX Employees who become Spinco Employees as of the Distribution Date, determined in accordance with the terms and provisions of the PNX 401(k) Plan, ERISA and the Code, shall be paid by PNX (or its affiliate) to the PNX 401(k) Plan prior to the date of the asset transfer described in paragraph (b) above.

Section 3.2 PNX Non-Qualified Deferred Compensation and Excess Investment Plan; Spinco Excess Investment Plan.

(a) PNX Excess Investment Plan. Except as provided in Section 3.2(c) below, following the Distribution Date the PNX Group shall retain all obligations and Liabilities under, or with respect to, The Phoenix Companies, Inc. Non-Qualified Deferred Compensation and Excess Investment Plan (the “PNX Excess Investment Plan”).

(b) Spinco Excess Investment Plan. Effective on or before the Distribution Date, Spinco will have its non-qualified excess investment plan in effect to benefit, on a prospective basis, Spinco Participants who participated in the PNX Excess Investment Plan immediately prior to the Distribution Date and other eligible Spinco Employees (the “Spinco Excess Investment Plan”).

(c) Transfer of PNX Excess Investment Plan Assetized Amounts. Within a reasonable period of time on or before the Distribution Date, PNX shall cause the accounts in the PNX Excess Investment Plan attributable to Spinco Participants who are employed as of the transfer date and the assetized amounts in the PNX Excess Investment Plan Rabbi trust related thereto to be transferred (based on the investments in place on or as soon as administratively practicable before the transfer date) to the Spinco Excess Investment Plan, and Spinco shall cause the Spinco Excess Investment Plan and the Spinco Excess Investment Plan Rabbi trust to accept such transfer of accounts and associated assetized amounts and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all obligations of the PNX Excess Investment Plan relating to the accounts of Spinco Participants as of the transfer date, to the extent the assetized amounts related to those accounts are actually transferred from the PNX Excess Investment Plan to the Spinco Excess Investment Plan. For any PNX Employees or former PNX Employees who are hired by Spinco after the assetized amount transfer date, their account balances in the PNX Excess Investment Plan shall remain in the PNX Excess Investment Plan, if such account balances are still in such Plan, and will be governed by the terms of the PNX Excess Investment Plan. When the accounts and associated assetized amounts have been (i) transferred from the PNX Excess Investment Plan to the Spinco Excess Investment Plan and (ii) the Parties have reviewed and approved the transaction, which review and approval shall not be unreasonably withheld or delayed, the PNX Excess Investment Plan shall be relieved of any responsibility and liability for the transferred accounts and assetized amounts.

(d) Continuation of Elections. The Spinco Excess Investment Plan will recognize and maintain PNX Excess Investment Plan elections or designations, including participant deferral elections (to the extent possible), investment elections, beneficiary designations, and the rights of alternate payees under accepted domestic relations orders with respect to Spinco Participants, to the extent such elections or designations are available under the Spinco Excess Investment Plan and continued pursuant to procedures adopted under the Spinco Excess Investment Plan.

Section 3.3 PNX Defined Benefit Retirement Plans. Following the Distribution Date, the PNX Group shall retain all obligations and Liabilities under, or with respect to, any PNX or PNX Group qualified or non-qualified defined benefit retirement plan. The accrued benefits of Spinco Employees under any PNX or PNX Group qualified or non-qualified defined benefit retirement plan shall be fully vested, to the extent not already fully vested, on the earlier of the Distribution Date and December 31, 2008. Any rights of Spinco Employees earned under any such defined benefit retirement plan before the Distribution Date or their later date of separation from service with the PNX Group shall remain with such defined benefit retirement plan and shall be governed by the terms and conditions of the applicable plan documents. Individuals, including Spinco Employees, who separate from service with the PNX Group will become eligible for distribution of their benefits under the PNX Group qualified and non-qualified defined benefit retirement plans in accordance with the plan terms and administrative procedures; however, for the nonqualified plans, the Spinco spin-off is not considered a separation from service under Section 409A of the Code and therefore, such individuals will not be eligible for a distribution of benefits from any non-qualified defined benefit retirement plans, including but not limited to the PNX

SERPS and the PNX Excess Benefit Plan, until they separate from service from the Spinco Group. The PNX Group shall be responsible for any notices, forms and filings that are required to be furnished to a governmental agency as a result of the Distribution.

Section 3.4 Spinco Notice to PNX of Terminations of Employment. For purposes of PNX benefits administration for the nonqualified PNX plans affected by Code Section 409A, the Spinco Group agrees to provide each affected Spinco Employee written notice that (i) upon the termination of the employment of any Spinco Employee, such employee must promptly notify the PNX Human Resources Department of any such termination; and (ii) any failure to do so could result in substantial penalties to the employee under Code Section 409A, similar state laws or any other laws that may affect such distributions. The notice package shall include a written acknowledgement of receipt of such notice that must be executed by the employee and returned to Spinco. Spinco shall maintain a copy of each such notice and executed acknowledgement in its Human Resources/Benefits records and shall make them available to the PNX Group upon request.

ARTICLE 4

HEALTH AND WELFARE PLANS

Section 4.1 Spinco Welfare Plans.

(a) Establishment of Spinco Welfare Plans. Effective on or before the Distribution Date, Spinco will have health and welfare benefit plans for the benefit of eligible Spinco Participants (the “Spinco Welfare Plans”), who immediately prior to the Distribution Date are participants in the PNX health and welfare benefit plans (the “PNX Welfare Plans”).

(b) Terms of Participation in Spinco Welfare Plans. All Spinco Welfare Plans will (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Employees, other than limitations that were in effect with respect to participants as of the Distribution Date under the PNX Welfare Plans, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Employee following the Distribution Date to the extent such Spinco Participant had satisfied any similar limitation under the analogous PNX Welfare Plan, and (iii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Spinco Employees under the corresponding PNX Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such PNX Welfare Plan for calendar year 2008.

(c) Immediately after the Distribution Date, all Liabilities in respect of or relating to Spinco Employees under the PNX Welfare Plans shall cease to be Liabilities of any member of the PNX Group or the PNX Welfare Plans and any and all such Liabilities shall be assumed by Spinco and the Spinco Welfare Plans.

(d) Except for the account balances described in Section 4.2, nothing in this Agreement shall require PNX, any PNX Group member or any PNX Welfare Plan to transfer assets or reserves with respect to the PNX Welfare Plans to Spinco, any Spinco Group member or the Spinco Welfare Plans.

Section 4.2 Health and Dependent Care Reimbursement Plans.

(a) Spinco Health and Dependent Care Reimbursement Plans. Effective on or before the Distribution Date, Spinco will have health and dependent care reimbursement account plans (the “Spinco Health and Dependent Care Reimbursement Plans”). The Spinco Health Care Reimbursement Plan shall reimburse medical expenses incurred by the Spinco Employees at any time during the PNX Health Care Reimbursement Plan’s plan year (including claims incurred prior to the Distribution Date but unpaid prior to the Distribution Date), up to the amount of the PNX Health Care Reimbursement Plan Participants’ election and reduced by amounts previously reimbursed by the PNX Health Care Reimbursement Plan. The debit and credit account balances, if any, under the PNX Health and Dependent Care Reimbursement Plans of any Spinco Employee who transfers to employment with the Spinco Group directly from employment with the PNX Group on or before the Distribution Date shall be transferred within a reasonable period to the Spinco Health and Dependent Care Reimbursement Plans on behalf of that Participant and shall thereafter be administered in accordance with the terms of the Spinco Health and Dependent Care Reimbursement Plans. If a Spinco Employee whose health reimbursement account is transferred to the Spinco Health and Dependent Care Reimbursement Plans has received health reimbursements that exceed the amount he or she has contributed to the PNX health reimbursement account as of the transfer date, Spinco (or its affiliate) shall collect that Spinco Employee’s payroll contributions in accordance with the Spinco Health and Dependent Care Reimbursement Plans procedures and remit them on a monthly basis to PNX until PNX has recouped the total health reimbursements paid to or for that PNX Participant under the PNX Health and Dependent Care Reimbursement Plans for the year; provided that such contributions and remittances will cease upon the Spinco Employee’s cessation of participation in the Spinco Health and Dependent Care Reimbursement Plans. The PNX Health and Dependent Care Reimbursement Plans balances of any PNX Participant who transfers to employment with the Spinco Group after the Distribution Date will not be transferred to Spinco and will be handled in accordance with the terms and procedures of the PNX Health and Dependent Care Reimbursement Plans.

(b) PNX Health and Dependent Care Reimbursement Plan. PNX shall retain the Liability for administering under the PNX Reimbursement Account Plan all reimbursement claims of PNX Participants (including PNX Participants who participate in the PNX Reimbursement Account Plan before becoming Spinco Employees) incurred through the Distribution Date, subject to the terms of transfer set forth in Section 4.2(a) above.

Section 4.3 Retiree Welfare Benefits.

(a) Retiree Medical Coverage. Effective on October 31, 2008, Spinco Employees who are eligible for a retiree medical coverage under the PNX Welfare Plan (“PNX Retiree Medical Coverage”) and are actively employed and not on long-term disability leave will retain their eligibility for such coverage under the PNX Welfare

Benefit Plan, on the same terms and conditions that exist from time to time for participants eligible for retiree coverage. Any Spinco Employee who is not eligible for PNX Retiree Medical Coverage on October 31, 2008 is not eligible for nor entitled to PNX Retiree Medical Coverage.

(b) PNX Retiree Medical Coverage. PNX shall retain all obligations and Liabilities under, or with respect to, the PNX Retiree Medical Coverage for Spinco Employees covered by paragraph (a) above. Any rights such qualified Spinco Employees has under the PNX Retiree Medical Coverage before November 1, 2008 shall remain subject to and shall be governed by the terms and conditions of the PNX Retiree Medical Coverage.

Section 4.4 COBRA and HIPAA. Effective on or before the Distribution Date, the Spinco Welfare Plans will assume responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Employees who, prior to the Distribution Date, were covered under a PNX Welfare Plan pursuant to COBRA. PNX (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the PNX Welfare Plans with respect to Spinco Employees incurred while they were participants in the PNX Welfare Plans. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the PNX Group to the Spinco Group that occur on or before the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA.

Section 4.5 Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, (i) PNX (acting directly or through its Affiliates) shall cause the PNX Welfare Plan, through the appropriate insurers, to fully perform, pay and discharge, within the timeframes applicable under the relevant plan, all claims that are incurred under the PNX Welfare Plan through the Distribution Date, and (ii) Spinco (acting directly or through its Affiliates) shall cause the Spinco Welfare Plan, through the appropriate insurers, to fully perform, pay and discharge, within the timeframes applicable under the relevant plan, all claims that are incurred under the Spinco Welfare Plan from and after the Distribution Date.

(b) Self-Insured Benefits. With respect to employee welfare benefits that are provided on a self-insured basis, (i) PNX (acting directly or through its Affiliates) shall fully perform, pay and discharge, within the timeframes applicable under the PNX Welfare Plan, all claims that are incurred under the PNX Welfare Plan through the Distribution Date, and (ii) Spinco (acting directly or through its Affiliates) shall fully perform, pay and discharge, within the timeframes applicable under the relevant Spinco Welfare Plan, all claims that are incurred under the Spinco Welfare Plans from and after the Distribution Date.

(c) Incurred Claim Definition. For purposes of this Section 4.5, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (ii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iii) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

Section 4.6 Vacation and Other Time-Off Benefits. Spinco (or its Affiliate) shall credit each individual who becomes a Spinco Employee on or before the Distribution Date with the amount of accrued but unused vacation time (including banked vacation time) and other time-off benefits as such Spinco Employee had with the PNX Group on or before the Distribution Date or, if later, his or her date of transfer from the PNX Group to the Spinco Group. The Spinco Employees for whom Spinco (or its Affiliate) provides vacation and other time-off credits as described above shall not have a right to a cash payment for their accrued but unused vacation time (including banked vacation time) or other time-off benefits upon their transfer from the PNX Group to the Spinco Group as a result of the Distribution.

Section 4.7 Advancements or Reimbursements. If a Spinco Employee was provided with any advancements or reimbursements from PNX or any of its Affiliates under any PNX policy such as the Financial Assistance Program for Continuing Education and Professional Designations while a PNX Employee after June 30, 2008 but prior to transferring to Spinco, then Spinco shall reimburse PNX for the amount of such advancements and reimbursements pursuant to Section 2.2(c).

Section 4.8 Workers’ Compensation Liabilities. Spinco Liabilities shall include, but not be limited to, any Liabilities relating to, arising out of, or resulting from any worker’s compensation claims made by a Spinco Employee, regardless of when said claims were made, incurred or become manifest. Pursuant to Section 2.2(c), Spinco shall reimburse PNX for a commutation amount, mutually agreed upon by the Parties in good faith, intended to represent the present value as of the Distribution Date of any Liabilities that resulted from an accident or from an occupational disease which was incurred or becomes manifest, as the case may be, before the Distribution Date for a Spinco Employee. PNX, each PNX Group member, Spinco and each Spinco Group member shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE 5

LONG-TERM INCENTIVE AWARDS

Section 5.1 Treatment of Outstanding PNX Options.

(a) Adjustment of All PNX Options of Spinco Employees. Except as otherwise provided herein or otherwise agreed in writing by the Parties, each PNX Option held by a Spinco Employee that is outstanding immediately prior to the Distribution Date shall, be converted into an option to purchase shares of Spinco Common Stock (a “Spinco Option”) in a manner intended to preserve the relative value of each such option in accordance with the applicable tax law requirements, and that generally preserves the remaining terms of such options. The Spinco Options will be adjusted based on a formula determined by the PNX Compensation Committee in accordance with the pertinent terms of the applicable PNX Stock Plan and described in Exhibit A attached hereto. Such adjustment may involve an adjustment of the PNX Option exercise price, the number of underlying shares, and/or other adjustments permitted by the applicable PNX Stock Plan. Those PNX Employees who remain employed with PNX will continue to maintain their PNX Options subject to an adjustment of the PNX Option exercise price, the number of underlying shares, and/or other adjustments permitted by the applicable PNX Stock Plan. Effective as of the Distribution Date, Spinco Options shall become subject to the terms and conditions of the Spinco Stock Plan, which shall incorporate such options, and the individual agreements associated with such awards.

(b) Vesting of Spinco Options. Spinco Options held by Spinco Employees that have not fully vested or have not been exercised or forfeited shall remain in effect and continue to vest following the Distribution Date based on the optionee’s service with the Spinco Group.

(c) Exercise of Spinco Options. Upon the exercise of a Spinco Option, regardless of the holder thereof, the exercise price shall be paid in accordance with the terms of the Spinco Option. Spinco shall administer the Spinco Stock Plan and award agreements in accordance with their terms and, to the extent that any tax withholding or reporting is required, Spinco shall collect the withholding amount and remit it and the pertinent information to the entity with the withholding and reporting obligation.

Section 5.2 Treatment of Outstanding PNX Service-Vested RSUs.

(a) PNX Service-Vested RSUs of Spinco Employees. PNX Service-Vested RSUs held by Spinco Employees that have not fully vested, have not converted to shares pursuant to a deferral election or have not been forfeited by the Distribution Date shall remain in effect and continue to vest or be deferred following the Distribution Date based on the holder’s service with the Spinco Group. Each such outstanding award will be converted to service-vested RSUs that will be payable in Spinco Common Stock (“Spinco Service-Vested RSUs”). The Spinco Service-Vested RSUs will be adjusted in a manner intended to preserve the economic value of the restricted stock units based on a formula determined by the PNX Compensation Committee in accordance with the pertinent terms of the applicable PNX Stock Plan and described in Exhibit A attached hereto.

(b) Settlement of Spinco Service-Vested RSU Awards. Upon the vesting of Spinco Service-Vested RSUs, Spinco shall be responsible for the settlement of such Spinco Service-Vested RSUs. Spinco shall administer the applicable Spinco Stock Plan and award agreements in accordance with their terms and, to the extent that any tax withholding or reporting is required, Spinco shall collect the withholding amount and remit it and the pertinent information to the entity with the withholding and reporting obligation.

Section 5.3 Treatment of Outstanding PNX Performance-Vested RSU and Spinco Performance-Vested RSU Awards.

(a) Adjustment of all PNX Performance-Vested RSU Awards. Each PNX Performance-Vested RSU that is contingent on a PNX performance metric and is outstanding immediately prior to the Distribution Date shall be converted, into an adjusted PNX Performance-Vested RSU (an “Adjusted PNX Performance-Vested RSU”) in a manner intended to preserve the economic value of the restricted stock units based on a formula determined by the PNX Compensation Committee in accordance with the pertinent terms of the applicable PNX Stock Plan and described in Exhibit A attached hereto. Each such PNX Adjusted Performance-Vested RSU will be pro-rated as of the Distribution Date and such adjusted award will remain outstanding and will, subject to achievement of the applicable performance criteria, continue to be payable in shares of PNX Common Stock or cash as determined by PNX’s Compensation Committee in accordance with the applicable PNX Stock Plan, except as provided in Section 5.3(c).

(b) Outstanding awards that are contingent on a Spinco performance metric will (i) continue to remain outstanding, (ii) be adjusted (“Adjusted Spinco Performance-Vested RSU”) in a manner intended to preserve the economic value of the restricted stock units based on a formula determined by the PNX Compensation Committee in accordance with the pertinent terms of the applicable Spinco Stock Plan and described in Exhibit A attached hereto and be converted into Spinco RSUs, and (iii) subject to achievement of the applicable performance criteria, be payable in shares of Spinco Common Stock. Each such RSU award will continue to vest based on such Employee’s continued employment by Spinco and the satisfaction of applicable performance criteria, subject to the terms and conditions of the applicable Spinco Stock Plan and award agreements as in effect immediately prior to the Distribution Date.

(c) Settlement of Adjusted PNX Performance-Vested RSU and Adjusted Spinco Performance-Vested RSU Awards for Spinco Employees. Upon the vesting and payment of the Adjusted PNX Performance-Vested RSUs and Adjusted Spinco Performance-Vested RSUs, Spinco shall be responsible for the settlement of all such awards. The settlement of Adjusted PNX Performance-Vested RSU Awards shall be made in cash, based upon the applicable PNX metrics. Spinco shall administer the Adjusted Spinco Performance-Vested RSU Awards under the applicable Spinco Stock Plan and award agreement in accordance with their terms and, to the extent that any tax withholding or reporting is required, Spinco shall collect the withholding amount and remit it and the pertinent information to the entity with the withholding and reporting obligation. Spinco may exclusively rely on PNX for the administration of the Adjusted PNX Performance-Vested RSU Awards and reporting to Spinco, as appropriate, for Spinco’s settlement of such awards.

Section 5.4 PNX ESPP. A PNX Participant who (a) is contributing to the PNX ESPP for the offering period in effect on the Distribution Date and (b) terminates employment with PNX and transfers directly to employment with Spinco in connection with the Distribution shall be permitted to purchase shares during that offering period with the cash credited to his or her PNX ESPP option account as of his or her employment termination date. The payroll deductions of PNX Participants covered by this provision shall continue through the last day on which such individuals are on the PNX payroll.

Section 5.5 Cooperation. Spinco shall establish an appropriate administration system to handle, in an orderly manner, exercises of Spinco Options and the settlement of Spinco Service-Vested RSUs and Adjusted Performance-Vested RSUs. The Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

Section 5.6 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article 5, to the extent any such registration statement is required by applicable Law. To the extent that a registration requirement applies to a PNX Stock Plan, PNX shall be responsible for SEC rule compliance. To the extent that a registration requirement applies to a Spinco Stock Plan on or after the Distribution Date, Spinco shall be responsible for SEC rule compliance.

Section 5.7 Savings Clause. The Parties hereby acknowledge that the provisions of this Article 5 are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE 6

ADDITIONAL COMPENSATION MATTERS

Section 6.1 Annual Incentive Awards.

(a) PNX Employees directly associated with the Spinco business who become Spinco Employees on the Distribution Date shall receive their annual incentive awards for the full 2008 calendar year from either the Spinco Stock Plan or the Spinco Annual Incentive Plan, as applicable.

(b) Annual Incentive Liability. Except as otherwise provided in this Section 6.1, including but not limited to Section 6.1(a), PNX shall retain responsibility for all Liabilities to the Distribution Date, when such obligations become due, relating to any 2008 annual incentive awards under any PNX Annual Incentive Plan for PNX Employees who are not directly associated with the Spinco business prior to the Distribution Date and who transfer to Spinco on the Distribution Date.

The Spinco Group shall be responsible for and pay the 2008 annual incentive awards of PNX Employees who are not directly associated with the Spinco business prior to the Distribution Date and who become Spinco Employees on the Distribution Date. PNX shall reimburse Spinco for PNX’s portion of the 2008 annual incentive, if earned, pursuant to Section 2.2(d).

For the avoidance of doubt and by way of example, Section 6.1(b) would apply to a PNX Employee who worked in the PNX law department to the Distribution Date (assumed to be October 31, 2008) and transferred to Spinco on the Distribution Date. PNX would be responsible for 10/12 or approximately 83% of the employee’s 2008 incentive award, if earned, and Spinco would be responsible for 2/12 or approximately 17% of the employee’s 2008 annual incentive award, if earned.

If a Spinco Employee transfers to PNX on the Distribution Date and thereby becomes a PNX Employee, PNX shall be responsible for and pay the 2008 annual incentive award, if earned, of such employee under the PNX Annual Incentive Plan or the PNX Annual Incentive Plan for Executive Officers. Spinco shall reimburse PNX, pursuant to Section 2.2(c), for Spinco’s portion of the 2008 annual incentive award (January 1 through the Distribution Date), if earned, calculated consistent with the above example.

(c) Establishment of Spinco Annual Incentive Plan. Effective on the Distribution Date, Spinco (or its affiliate) will have an annual incentive plan for the 2008 fiscal year that permits the issuance of annual incentive awards on terms and conditions substantially comparable to those under the PNX Annual Incentive Plan, provided that the payment amounts and individual performance criteria shall be established in the discretion of the Spinco Board of Directors or the Compensation Committee thereof.

Section 6.2 PNX Individual Arrangements. PNX acknowledges and agrees that, except as otherwise provided herein, PNX (or its affiliate) shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the PNX Group to any PNX Participant, including life insurance policies not held in any trust and covering any PNX Participant. The Parties shall transfer or assign, and shall use commercially reasonable efforts to cause their respective employees to consent to the transfer or assignment, to Spinco or the Spinco Group the rights and Liabilities arising under any agreements entered into prior to the Distribution Date between PNX and Spinco Employees that do not terminate on or before the Distribution Date.

Section 6.3 Severance Benefits. PNX and Spinco acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment for purposes of any policy, plan, program or agreement of PNX or any member of the PNX Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment, including, but not limited to, The Phoenix Companies, Inc. Executive Severance Allowance Plan, The Phoenix Companies, Inc. Severance Allowance Plan, any SCM Advisors, LLC employment agreements, any other partner employment agreements, and any change in control agreement between PNX and a Spinco Employee. Spinco Liabilities shall include, but not be limited to, any Liabilities under applicable PNX Benefit Plans related to the termination of any PNX employees primarily associated with the Spinco business. Following the Distribution Date, Spinco shall reimburse PNX monthly for any such Liabilities as provided in Section 2.2(c). Such termination Liabilities shall include, but are not limited to, severance, COBRA and outplacement.

(a) PNX shall continue to provide the COBRA coverage and any other associated termination benefits (such as outplacement) under the applicable PNX Benefit Plan;

(b) Spinco shall provide the severance payments remaining as of the Distribution Date under the Virtus Investment Partners, Inc. Severance Allowance Plan or the Virtus Investment Partners, Inc. Executive Severance Allowance Plan, as applicable;

(c) Spinco shall reimburse PNX monthly for any termination Liabilities associated with the coverages or benefits provided in Section 6.3(a), as provided in Section 2.2(c). Such termination Liabilities shall include, but are not limited to, COBRA (any subsidized amounts) and outplacement costs. The outplacement costs would relate to any employee working in the asset management or related business before the Effective Time who is terminated prior to or as of the Effective Time, but elects outplacement coverage on or after the Effective Time.

Section 6.4 Relocation Expenses; Talent Acquisition/Retention Agency Fees. Following the Distribution Date, Spinco shall reimburse PNX periodically, as invoices are received from PNX’s relocation vendor or talent acquisition/retention vendor, for any (a) relocation expenses (including home sale/purchase program expenses) provided under the applicable relocation policy/program and any individual agreement/offer letter that addressed any aspect of relocation and (b) talent acquisition/retention agency fees, both as related to any employees who, as of the Distribution Date, are Spinco Employees or PNX Employees associated with the Spinco business.

Section 6.5 Tax Matters.

(a) Tax Deductions in General. Subject to the provisions of Section 6.4(b), the Parties agree to take the actions that are necessary or desirable to enable the Party responsible for any payment under this Agreement to receive, to the extent possible, the benefit of any tax deduction related to such payment. If one party receives a tax benefit as a result of any payment or benefit funded by the other party under this Agreement, the first party shall reimburse the other party for that tax benefit at the time and to the extent that such tax benefit is realized. If the reimbursement to the other party is considered taxable income to the other party, the first party shall gross-up the reimbursement amount to the other party for taxes.

(b) Equity-Based Compensation Deductions. Notwithstanding the provisions of Section 6.4(a), the Parties agree that, to the extent permitted by law, tax deductions for equity-based compensation described in Sections 5.1, 5.2, and 5.3 shall be allocated to and claimed by the entity or entities within the respective PNX Group or Spinco Group that employed the individual receiving the compensation during the relevant vesting period based on the number of months of such individual’s employment with such entity or entities. The entity claiming the deduction shall be responsible for any tax reporting obligations, including but not limited to the filing of any required form W-2, and payment of any taxes imposed upon the employer in respect of the corresponding amounts, in proportion to the amount claimed as a deduction. The Party in control of the payment of any such amounts shall be responsible for effecting the withholding of any applicable income and employment tax withholding required to be effected from any such payment. The Parties shall cooperate with each other to facilitate any required tax reporting obligations, including sharing, as relevant, information regarding amounts withheld from the payments to the employees. To the extent deductions cannot be claimed in the manner referenced in this Section 6.4(b), or are disallowed or adjusted on audit, the entity that receives the tax benefit shall reimburse the entity that would have received such tax benefit pursuant to the preceding sentence as and when realized. To the extent such reimbursement is treated as taxable income, the reimbursing party shall gross-up the reimbursement amount for taxes.

(c) Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties agree to cooperate to minimize the loss of deductions and to utilize commercially reasonable best efforts to have the applicable plans, programs and arrangements comply with Section 409A of the Code.

ARTICLE 7

INDEMNIFICATION

Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article VI of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement, and any references to “Agreement” in such Article VI as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE 8

GENERAL AND ADMINISTRATIVE

Section 8.1 Sharing of Information. PNX and Spinco (acting directly or through their respective Affiliates) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Article XI of the Separation Agreement. With respect to personal health information (“PHI”) as defined in the Privacy Rule under HIPAA, the Parties agree to comply with the regulations under the Privacy Rule and the Security Standards, including, but not limited to, entering into any business associate agreements that may be required for the sharing of PHI.

Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall provide reasonable cooperation on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Entity.

Section 8.3 Employer Rights. Nothing in this Agreement shall prohibit Spinco or any of its Affiliates from amending, modifying or terminating any Spinco Benefit Plan at any time within its sole discretion after the Distribution Date. In addition, other than as expressly provided in Article 3, Article 4, Article 5, or Article 6, nothing in this Agreement shall prohibit PNX or any PNX affiliate from amending, modifying or terminating any PNX Benefit Plan at any time within its sole discretion.

Section 8.4 Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment that entitles such individual to the commencement of benefits under any of the PNX Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of PNX, Spinco or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 8.5 Consent of Third Parties. If any provision of this Agreement depends on the consent of any third party and such consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 8.6 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Employees under PNX Benefit Plans shall be transferred to and be in full force and effect under the corresponding Spinco Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Spinco Employee.

Section 8.7 Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Separation Agreement and this Agreement do not constitute a “change in control” for purposes of any PNX Benefit Plan, PNX Stock Plan, Spinco Stock Plan or Spinco Benefit Plan.

Section 8.8 Fiduciary Matter. PNX and Spinco each acknowledge that the transfer of account balances and assets from the PNX Savings and Investment Plan to the Spinco Savings and Investment Plan will be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Effect if Distribution Does not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is not executed or if it terminates prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the distribution, shall not be taken or occur except to the extent specifically agreed to in writing by PNX and Spinco and neither Party shall have any Liability or further obligation to the other Party under this Agreement.

Section 9.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 9.3 Affiliates. Each of PNX and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their Affiliates, respectively.

Section 9.4 Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, or (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom they are directed at its address as follows:

To PNX:

The Phoenix Companies, Inc.

One American Row

Hartford, CT 06102-5056

Attn: General Counsel

Facsimile: 860.403.7899

With a copy to:

The Phoenix Companies, Inc.

One American Row

Hartford, CT 06102-5056

Attn: Head of Human Resources

Facsimile: 860.403.7269

To Spinco:

Virtus Investment Partners, Inc.

100 Pearl Street, 9th Floor

Hartford, CT 06103

Attn: Kevin J. Carr

Facsimile:

With a copy to:

Virtus Investment Partners, Inc.

100 Pearl Street

Hartford, CT 06103

Attn: Head of Human Resources

Facsimile:

Either Party may, by written notice delivered to the other Party in accordance with this Section 9.4, change the address to which delivery of any notice shall thereafter be made.

Section 9.5 Entire Agreement. This Agreement, the Separation Agreement, and each other Ancillary Agreement, including any Annexes, Schedules and Exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail.

Section 9.6 Waivers. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 9.7 Amendments. Subject to the terms of Section 9.8 of this Agreement, this Agreement may not be modified or amended except by an instrument in writing signed by both of the Parties.

Section 9.8 Termination. If permitted by the Separation Agreement, this Agreement (including Article 7 hereof (Indemnification)) may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of PNX without the approval of Spinco or the shareholders of PNX, and it shall be deemed terminated if and when the Separation Agreement is terminated. In the event of such termination, neither Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by both Parties; provided, however, that Article 7 shall not be terminated after the Distribution Date in respect of any PNX Indemnitee or Spinco Indemnitee without the consent of such Person.

Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Connecticut, without regard to the conflicts of law rules of such state.

Section 9.10 Dispute Resolution. The dispute resolution provisions in Section 15.15 of the Separation Agreement shall apply to this Agreement, except for any disputes regarding the Benefit Plans which are governed by the Plans’ claim procedures.

Section 9.11 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.12 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original instrument and all of which together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.13 Assignment. Neither of the Parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party or as otherwise provided in the Separation Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the PNX Group and the Spinco Group.

Section 9.14 Severability. In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.15 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.10 of this Agreement, (b) provisional or temporary injunctive relief in accordance therewith in any court of the United States, and (c) enforcement of any such award of an arbitral tribunal or any court of the United States, or any other any other tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 9.17 Waiver of Jury Trial. SUBJECT TO SECTION 9.10 AND SECTION 9.16 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

Section 9.18 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 9.19 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.20 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE PHOENIX COMPANIES, INC.

By:
Name:
Title:

VIRTUS INVESTMENT PARTNERS, INC.

By:
Name:
Title:

EXHIBIT A

EQUITY CONVERSION

PNX Options for Spinco Employees

PNX and Spinco shall take any and all action as shall be necessary or appropriate, so that each award of PNX Options issued and currently outstanding under any PNX Stock Plan held at the close of business on the Distribution Date by a Spinco Employee shall be adjusted, pursuant to the terms of the PNX Stock Plans and the PNX Options, by converting such options into Spinco Options. Such adjustment shall be effected by replacing such PNX Options with substitute Spinco Options in a manner such that immediately following the Distribution, (i) each such holder of a PNX Option will receive a number of substitute Spinco Options equal to the Spinco Conversion Ratio multiplied by the number of PNX Options held by such holder, and (ii) the per share option exercise price of each such Spinco Option will be determined by dividing the exercise price of the original PNX Option by the Spinco Conversion Ratio, and such adjustment shall be effected in a manner intended to satisfy requirements of Code Section 424 and avoid treatment of the Spinco Options as non-qualified deferred compensation subject to Code Section 409A. Such substituted Spinco Options will in the sole and absolute judgment of the PNX Compensation Committee preserve the aggregate intrinsic value of the original PNX Options for which they are substituted and the ratio in the original option of the exercise price to the fair market value of the stock by adjusting the number of shares purchasable and the exercise price, based on a comparison of the PNX Final Price and the Spinco Initial Price. Such substitute Spinco Options will take into account all employment with both PNX and Spinco, and their respective subsidiaries and affiliates, for purposes of determining when the Spinco Options will become exercisable and/or vest. All of the calculations described above shall be applied using the rounding conventions determined in the sole discretion of PNX to carry out the purposes of this Exhibit A.

PNX Service-Vested RSUs for Spinco Employees

PNX and Spinco shall take any and all action as shall be necessary or appropriate so that Spinco Employees who hold PNX Service-Vested RSUs will have each of their awards of PNX Service-Vested RSUs adjusted pursuant to the terms of the PNX Stock Plans and PNX Service-Vested RSUs, by converting such PNX Service-Vested RSUs into Spinco Service-Vested RSUs. Such adjustment shall be effected by replacing such PNX Service-Vested RSUs with substitute Spinco Service-Vested RSUs in a manner such that immediately following the Distribution each such holder of a PNX Service-Vested RSU will receive a number of substituted Spinco Service-Vested RSUs equal to the Spinco Conversion Ratio multiplied by the number of PNX Service-Vested RSUs held by such holder. Such substituted Spinco Service-Vested RSUs will take into account all employment with both PNX and Spinco, and their respective subsidiaries and affiliates, for purposes of determining when the Spinco Service-Vested RSUs will vest and/or be paid. Such adjustment and replacement shall be conducted in a manner intended not to modify the treatment of the Spinco Service-Vested RSU under Code Section 409A from the treatment that would otherwise apply with respect to the corresponding PNX Service-Vested RSU. The calculation described above shall be applied using the rounding conventions determined in the sole discretion of PNX to carry out the purposes of this Exhibit A.

PNX Performance-Vested RSUs subject to PNX Performance Metric for Spinco Employees

PNX and Spinco shall take any and all action as shall be necessary or appropriate so that Spinco Employees who hold PNX Performance-Vested RSUs that are contingent on a PNX Performance metric will have each of their awards adjusted pursuant to the terms of the PNX Stock Plans and PNX Performance-Vested RSUs, by (1) pro-rating each such award based on a factor equal to the number of months between the beginning of the performance period for each award and the Distribution Date (counting partial months as whole months) divided by thirty-six months, and (2) converting such pro-rated PNX Performance-Vested RSUs into Adjusted PNX Performance-Vested RSUs by replacing such pro-rated PNX Performance-Vested RSUs with substitute Adjusted PNX Performance-Vested RSUs in a manner such that immediately following the Distribution each such holder of a pro-rated PNX Performance-Vested RSU will receive a number of substituted Adjusted PNX Performance-Vested RSUs equal to the PNX Conversion Ratio multiplied by the number of pro-rated PNX Performance-Vested RSUs held by such holder. Such substituted Adjusted PNX Performance-Vested RSUs will take into account all employment with both PNX and Spinco, and their respective subsidiaries and affiliates, for purposes of determining when the cash equivalent of the Adjusted PNX Performance-Vested RSUs will vest and/or be paid, and the determination of applicable performance results shall be made with respect to the results of the original, full, and non-pro-rated performance period. Such adjustment and replacement shall be conducted in a manner intended not to modify the treatment of the Adjusted PNX Performance-Vested RSUs under Code Section 409A from the treatment that would otherwise apply with respect to the corresponding PNX Performance-Vested RSU award. All of the calculations described above shall be applied using the rounding conventions determined in the sole discretion of PNX to carry out the purposes of this Exhibit A.

PNX Performance-Vested RSUs subject to Spinco Performance Metric for Spinco Employees.

PNX and Spinco shall take any and all action as shall be necessary or appropriate so that Spinco Employees who hold PNX Performance-Vested RSUs that are contingent on a Spinco Performance metric will have each of their awards adjusted pursuant to the terms of the PNX Stock Plans and PNX Performance-Vested RSUs, by converting such PNX Performance-Vested RSUs into Adjusted Spinco Performance-Vested RSUs. Such adjustment shall be effected by replacing such PNX Performance-Vested RSUs with substitute Adjusted Spinco Performance-Vested RSUs in a manner such that immediately following the Distribution each such holder of a PNX Performance-Vested RSU will receive a number of substituted Adjusted Spinco Performance-Vested RSUs equal to the Spinco Conversion Ratio multiplied by the number of PNX Performance-Vested RSUs held by such holder. Such substituted Adjusted Spinco Performance-Vested RSUs will take into account all employment with both PNX and Spinco, and their respective subsidiaries and affiliates, for purposes of determining when the Adjusted Spinco Performance-Vested RSUs will vest and/or be paid. Such adjustment and replacement shall be conducted in a manner intended not to modify the treatment of the Adjusted Spinco Performance-Vested RSUs under Code Section 409A from the treatment that would otherwise apply with respect to the corresponding PNX Performance-Vested RSU award. The calculation described above shall be applied using the rounding conventions determined in the sole discretion of PNX to carry out the purposes of this Exhibit A.

Approval and Terms of Equity Awards.

PNX, acting as the sponsor of the PNX Stock Plans and as majority shareholder of Spinco shall, and shall cause Spinco to, take such actions and give or obtain such approvals as are necessary or desirable to ensure that the issuance of the Spinco awards provided for in this Exhibit A shall comply with all applicable tax, securities law and stock exchange requirements. The parties intend that each Spinco Option and Spinco Service-Vested RSU and Adjusted Spinco Performance-Vested RSU (each, a “Spinco Adjustment Award”) shall be (i) granted pursuant to governing plan terms of a Spinco Stock Plan which are substantially similar to the plan terms of the relevant PNX Stock Plan under which the relevant predecessor award was granted and (ii) subject to the terms of the applicable award agreement under which the relevant predecessor award was granted (as such plan and award documents may have been duly amended from time to time), except to the extent that the terms of such Spinco Adjustment Award shall be varied pursuant to the terms of this Agreement or by any action of Spinco.